NEWS

RELEASE___________________________________________________

FOR IMMEDIATE RELEASE

CONTACT: Chris Mathis

(512) 434-3766

TEMPLE-INLAND ANNOUNCES

IMPACT OF HURRICANE GUSTAV

AUSTIN, TEXAS, September 2, 2008 — Temple-Inland Inc. operations affected by Hurricane Gustav include containerboard mills in Bogalusa, Louisiana and Orange, Texas; and lumber mills in Diboll, Pineland, and Buna, Texas as well as Dequincy, Louisiana.

Curtailment began at the above mentioned containerboard mills on August 31, 2008, to allow adequate time for a safe evacuation from the storm for employees, and to enable orderly shutdowns. No employees were injured in the storm, and none of the facilities sustained damage. Temple-Inland anticipates all of the facilities will resume normal operations within the next few days.

Downtime in the affected containerboard mills is expected to be approximately 18,000 tons. Each of the affected lumber mills are expected to experience approximately 2 days of lost production.

In commenting on the hurricane, Doyle R. Simons, Chairman and Chief Executive Officer of Temple-Inland said, “We were pleased that no employees were injured due to the hurricane and that the facilities did not sustain any damage. Our employees did an outstanding job preparing for this storm and are working diligently to resume normal production at our facilities.”

Temple-Inland Inc. is a manufacturing company focused on corrugated packaging and building products. The fully integrated corrugated packaging operation consists of 7 mills and 64 converting facilities. The building products operation manufactures a diverse line of building products for new home construction, commercial and repair and remodeling markets. Temple-Inland's address on the World Wide Web is www.templeinland.com.

This release contains “forward-looking statements” within the meaning of the federal securities laws. These statements reflect management’s current views with respect to future events and are subject to risk and uncertainties. We note that a variety of factors and uncertainties could cause our actual results to differ significantly from the results discussed in the forward-looking statements. Factors and uncertainties that might cause such differences include, but are not limited to: general economic, market, or business conditions; the opportunities (or lack

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thereof) that may be presented to us and that we may pursue; fluctuations in costs and expenses including the costs of raw materials, purchased energy, and freight; changes in interest rates; demand for new housing; accuracy of accounting assumptions related to impaired assets, pension and postretirement costs and contingency reserves; competitive actions by other companies; changes in laws or regulations; our ability to execute certain strategic and business improvement initiatives; the accuracy of certain judgments and estimates concerning the integration of PBL into our operations and other factors, many of which are beyond our control.

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